Exhibit 10.1

Mirum Pharmaceuticals, Inc.

October 21, 2019

Dr. Edwin J Tucker, BSc, MB ChB, MRCP, DPM, MBA

Re:Employment Terms

Dear Edwin:

It is my pleasure to offer you employment with Mirum Pharmaceuticals, Inc. (the “Company”) on the terms set forth in this offer letter. We are building the premier rare liver disease company and are excited to have you as part of the team.

The terms of the offer are as follows:

Title: Chief Medical Officer

Start Date: October 24, 2019

Responsibilities: As a key member of the executive team you will be responsible for furthering the goals and objectives of the Company, and you shall perform such duties as are customarily associated with your position. You will report to the Chief Executive Officer and will work at the Company’s U.S. headquarters in Foster City.

Annual Salary: Your base salary will be $425,000 on an annualized basis, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

Bonus: You will also be eligible to earn an annual performance bonus, with a target bonus of 35% of your annual base salary, based on the attainment of individual and/or Company objectives.  The attainment of such objectives, and the actual amount (if any) of such bonus, will be determined by the Company in its sole discretion, and any such bonus will not be deemed earned unless you are an employee of the Company in good standing on the dates the bonus is determined and paid.

Stock Option Grant:  Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you an option to purchase 100,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”).  The anticipated Option will be governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and your grant agreement, and will include a four year vesting schedule, under which 1/4th of the shares vest one year after the vesting commencement date and the balance of the shares vest in a series of 36 successive equal monthly installments measured from the first anniversary of the vesting commencement date, until either the Option is fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first.

Benefits: You shall be entitled to participate in any of the Company’s employee benefit plans or programs that become available to similarly situated employees of the Company to the full extent of your eligibility. A full description of these benefits is available upon request.

Health Insurance: You will be entitled to participate in the Company’s health insurance programs to the full extent of your eligibility.

Change of Control: In addition, subject to approval by the Board, you will be designated as a participant in the Company’s Severance Benefit Plan.  Subject to the terms and conditions of the Severance Benefit Plan and your individual Participation Agreement thereunder, upon an involuntary termination of your employment in connection with a change in control (as such terms are further defined in the Severance Benefit Plan), you will be entitled to severance benefits consisting of nine (9) months’ salary and health benefits continuation, as well as full vesting acceleration of your unvested equity awards.

This offer is contingent upon proof of your right to work in the United States.

The Company reserves the right to change or otherwise modify, in its sole discretion, any of the preceding terms of employment, including those related to salary, bonus plan, if applicable, and benefits at any time.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your employment with the Company will be “at-will.”  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by October 23, 2019 if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on October 24, 2019.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Christopher Peetz
Christopher Peetz, President & CEO

Understood and Accepted:

/s/ Edwin J. Tucker	October 21, 2019
Dr Edwin J. Tucker, BSc, MB ChB, MRCP, DPM, MBA	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement